Exhibit 99.1

FOR IMMEDIATE RELEASE

Waters Corporation Appoints Heather Knight to

Board of Directors

MILFORD, Mass., August 14, 2024 – Waters Corporation (NYSE:WAT) today announced the appointment of Heather Knight to its Board of Directors effective August 14, 2024. Ms. Knight currently serves as Executive Vice President and Group President, Medical Products and Therapies at Baxter International.

“Heather is an accomplished leader who brings decades of experience across the pharmaceutical and medical device industries, with a proven track record for driving growth and innovation,” said Dr. Flemming Ornskov, Chair of the Board. “Her experience enriches the diverse skills and backgrounds of our Board members, which is instrumental in our oversight of the strategy and in enhancing shareholder value.”

“We are thrilled to welcome Heather to our Board of Directors,” said Dr. Udit Batra, President and CEO, Waters Corporation. “Her commitment to operational excellence coupled with her global experience driving commercial execution and portfolio innovation across the MedTech industry will be complementary to our Board. I look forward to collaborating with her as we advance our growth strategy.”

“It’s an honor to join the Waters Board of Directors at such an exciting time,” commented Heather Knight, Executive Vice President and Group President of Medical Products and Therapies at Baxter International. “I’ve long admired the company and look forward to contributing to its success.”

Ms. Knight currently serves as the Executive Vice President and Group President of Medical Products and Therapies at Baxter International. She brings nearly three decades of global business and commercial leadership experience in the pharmaceutical and medical device industries, and a proven track record of driving strong execution, business transformation, and portfolio innovation. She holds a B.S. in Biology from the University of Buffalo.

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE:WAT), a global leader in analytical instruments and software, has pioneered chromatography, mass spectrometry, and thermal analysis innovations serving the life, materials, food, and environmental sciences for more than 65 years. With approximately 7,500 employees worldwide, Waters operates directly in 35 countries, including 15 manufacturing facilities, and with products available in more than 100 countries.

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Contact:

Kevin Kempskie

Senior Director Public Relations

Waters Corporation

pr@waters.com

+1.508.478.2000